CERTIFICATE AND REPORT OF VOTING INSPECTORS

      We, James E. Shaw and S. Benton Stone, the Voting Inspectors duly appointed to act at the reconvened Special Meeting of Shareholders of CCB Financial Corporation ("CCBF") held on July 31, 1997, do hereby certify and report that, having taken an oath honestly, we supervised the counting of the votes of shareholders present in person or by proxy at such Special Meeting. Based on the stock records of CCBF, as of June 10, 1997 there were 15,794,898 shares of Common Stock of CCBF outstanding and eligible to vote at the Special Meeting. At the Special Meeting there were represented by person or by proxy 11,873,086 shares of Common Stock, or 75.17% of the shares of Common Stock eligible to vote at such Special Meeting, which constituted a quorum in accordance with the Bylaws of CCBF.

      We further certify and report that on this day the shares of Common Stock present at the reconvened Special Meeting that the following proposal was submitted to CCBF's shareholders:

      RESOLVED, that the Agreement and Plan of Reorganization, dated as of February 17, 1997, between CCB Financial Corporation ("CCBF") and American Federal Bank, FSB ("AFB"), and the related Plan of Merger and Combination, and the transactions described therein, including without limitation the issuance of up to a maximum of 5,102,030 shares of CCBF's $5.00 par value Common Stock (each with an attached preferred stock purchase right) be, and hereby is, approved.

       We further certify and report that the vote of the shareholders of CCBF on the foregoing proposal was as follows:

        FOR                 AGAINST             VOTE WITHHELD

 11,567,167 shares       259,100 shares         46,819 shares
     (73.23% of            (1.64% of              (0.30% of
outstanding shares)   outstanding shares)    outstanding shares)


                                   Respectfully submitted,


                                   /s/  James E. Shaw
                                   Voting Inspector


                                   /s/ S. Benton Stone
                                   Voting Inspector

Subscribed and sworn to me this the 31st day of July, 1997.


                                   /s/ Sheila M. Terry
                                   Notary Public


                                   My Commission Expires: 6/5/98